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                           April 21, 2023

       Steven Bradford
       General Counsel
       HNI CORP
       600 East Second Street
       P.O. Box 1109
       Muscatine, Iowa 52761-0071

                                                        Re: HNI CORP
                                                            Registration
Statement on Form S-4
                                                            Filed on April 17,
2023
                                                            File No. 333-271298

       Dear Steven Bradford:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing